EXHIBIT 99.2

N E W S   R E L E A S E

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-06-25
THE GEO GROUP, INC. ANNOUNCES 576-BED EXPANSION OF
875-BED VAL VERDE CORRECTIONAL FACILITY IN TEXAS
Boca Raton, Fla. — June 13, 2006 — The GEO Group, Inc. (NYSE:GGI) (“GEO”) announced today plans to proceed with a 576-bed expansion to the company-owned 875-bed Val Verde Correctional Facility (the “Facility”) located in Del Rio, Texas in anticipation of additional Federal detention bed needs along the United States southern border. The Val Verde County Commissioner’s Court approved plans for the expansion at a regularly scheduled meeting on June 12, 2006. GEO has managed the Facility, which was designed, financed and built by GEO, since 2001. The Facility primarily houses detainees on behalf of the United States Marshals Service.
The 576-bed expansion is estimated to cost approximately $30.0 million and is expected to be completed in the third quarter of 2007. GEO expects to use part of the net proceeds from its recent follow-on offering of common stock, along with existing cash, to finance the expansion of the Facility. Once completed, the 576-bed expansion is expected to generate approximately $10.6 million in additional annual operating revenues.
George C. Zoley, Chairman of the Board and Chief Executive Officer of GEO, said: “We are moving forward with the expansion of this important facility in anticipation of the expected increased demand for detention bed space by the Federal Government along the nation’s southern border. We thank Val Verde County for the confidence they have shown as we begin the expansion process, and we look forward to strengthening our relationship with the County through the addition of 80 new permanent jobs as well as the economic benefits associated with this expansion.”
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, Canada, and the United Kingdom. GEO’s worldwide operations include 62 correctional and residential treatment facilities with a total design capacity of approximately 51,000 beds.
This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (2) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (3) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (4) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (5) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (6) GEO’s ability to obtain future financing on acceptable terms; (7) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (8) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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